** Portions of this exhibit have been omitted pursuant to Rule 601(b)(10) of Regulation S-K. The omitted information is not material and would likely cause competitive harm to the registrant if publicly disclosed.
Service Framework Agreement
This Service Framework Agreement (the “Agreement”) is entered into on July 5, 2021 by and between:
1.    Bitmain Technologies Limited (the “Party A”), a company duly established and validly existing under the laws of Hong Kong with its registration number 2024301; and
2.    APLD Hosting, LLC (the “Party B”), a company duly established and validly existing under the laws of the United States of America with its registration number 87-1325688.
Each of the Party A and Party B shall be hereinafter referred to as a “Party” respectively, and as the “Parties” collectively.
Based on the principle of mutual benefit and equal cooperation, the Parties, after friendly negotiation, in accordance with the applicable laws and regulations, have reached this Agreement regarding (i) the server hosting, operation and/or maintenance services provided by Party B to Party A, (ii) the payment of service fees by Party A to Party B, and (iii) other related matters.
1.Definitions
The following definitions in this Article 1 apply in this Agreement and its annexes unless indicated otherwise.
1.1“Hosted Server(s)”: means the server(s) that Party A entrusts Party B to provide Services, the model and quantity of which shall be agreed on by the Parties in the Service Order.
1.2“Service(s)”: means the service(s) that Party A entrusts Party B to provide in order to ensure the normal operation of the Hosted Server, including but not limited to the Hosting Services, Operation Services and Maintenance Services, types of which applicable to specific projects shall be agreed on by the Parties in the Service Order.
1.3“Hosting Services”: means the facilities, resources and services provided by Party B such as data center computer rooms, computer positions, power facilities, security monitoring, management personnel, etc., for storing and operating Hosted Servers.
1.4“Operation Services”: means the resources and services provided by Party B such as management personnel, management software, management services, etc., to carry out physical server monitoring, server working status monitoring, server working status report, and server on-rack and off-rack, and maintenance (excluding batch on-rack when entering and batch off-rack when exiting), in order to ensure the normal operation of the Hosted Servers.
1.5“Maintenance Services”: means the maintenance services provided by Party B for the Hosted Servers.

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1.1“Service Fees”: means the full cost for Services provided by Party B which shall be paid by Party A to Party B. Unless otherwise agreed in this Agreement or the Service Order, Party A shall not pay Party B any other fees other than the Service Fees. According to the content of Services provided by Party B, Service Fees may include Hosting Fees, Operation Fees, and Maintenance Fees.
1.2“Power Consumption”: means the amount of power consumed by the Hosted Servers during the service period, which shall be determined according to the sum of the reading number of the electric metering devices separately set up for Servers by Party B and the actual line loss. The setting position of the electric metering devices shall be the [inlet end of the transformer high voltage side] and the unit is kWh.
1.3“Hosting Fees”: means the cost for the Hosting Services provided by Party B which shall be paid by Party A to Party B, which shall include the electricity fees collected by Party B from Party A and the service fees for Party B’s Hosting Services.
1.4“Hosting Unit Price”: means the Hosting Fees that Party A shall pay to Party B for every kWh of electricity consumed by the servers when Party B provides the Hosting Services, which is the Normal Hosting Unit Price agreed on by the Parties in the Service Order in the normal circumstances, but is automatically adjusted pursuant to the provisions of the Article 4.3 of this Agreement in the event of a situation stipulated in Article 4.3 of this Agreement.
1.5“Normal Hosting Unit Price”: means the Hosting Unit Price applicable in the normal circumstances, which shall be agreed on by the Parties in the Service Order.
1.6“Lowest Hosting Unit Price”: means the price floor of the Unit Hosting Price when the Parties adjust the Unit Hosting Price pursuant to the Article 4.3 of this Agreement, which shall be agreed on by the Parties in the Service Order.
1.7“Operation Fees”: means the cost for the Operation Services provided by Party B which shall be paid by Party A to Party B.
1.8“Operation Unit Price”: means the Operation Fees that Party A shall pay to Party B for every kWh of electricity consumed by the servers when Party B provides the Operation Services, which shall be agreed on by the Parties in the Service Order.
1.9“Maintenance Fees”: means the cost for the Maintenance Services provided by Party B which shall be paid by Party A to Party B, which shall be agreed on by the Parties in the Service Order.
1.10“Bill”: means the bill checked regularly by the Parties for information such as current Power Consumption, current Services Fees and current service interruptions (if any).
1.11“Theoretical Computing Power”: means the computing power data listed on the factory logo of the Hosted Servers, adjusted for actual average performance.
1.12“Actual Computing Power”: means the actual computing power data displayed by server monitoring software in the actual operation of the Hosted Servers. In
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addition, the statistical system of mining pools may also be used as comparison for Actual Computing Power. The parties shall agree on the specific monitoring software and its version for counting the Actual Computing Power in the Service Order.
1.13“Unqualified Hosted Server(s)”: means the Hosted Server whose Actual Computing Power is less than 80% of the Theoretical Computing Power in [8] consecutive hours.
1.14“Theoretical Computing Power PPS Income”: means the theoretical income of the server calculated according to Theoretical Computing Power of the Hosted Server and current network difficulty. For avoidance of doubt, PPS income in this Agreement is based on PPS income calculated by [BTC.com Mining Calculator] from 10:00 a.m. of the previous day to 10:00 a.m. of the day (Beijing Time).
1.15“Hosting Fees Ratio”: means the ratio of the hosting fees to the Theoretical Computing Power PPS Income.
1.16“Theoretical Hosting Fees”: means theoretical power consumption multiplied by the Hosting Unit Price.
1.17“Theoretical Net Income”: means Theoretical Computing Power PPS Income * Digital Assets Price (calculation period average) — (Hosting Fees + Operation Fees). The calculation period average = (the highest value of the digital assets price in the calculation period + the lowest value of the digital assets price in the calculation period)/2.
1.18“Digital Assets Price”: means the RMB price calculated by exchanging the digital assets price to US Dollar and then to RMB, of which, (i) the exchange rate of digital assets against US Dollar is subject to the first corresponding exchange rate published on Coinmarketcap website (https://coinmarketcap.com/) after 10:00 a.m. (Beijing Time) the next day and (ii) the exchange rate of US Dollar against RMB is subject to the first buying rate of a hundred US Dollars against RMB announced by Bank of China after 10:00 a.m. (Beijing Time) the next day (pursuant to the result published at http://srh.bankofchina.com/search/-whpi/search.isp), and in case of a non-working day, the exchange rate of the previous working day shall be used.
1.19“Delayed Time”: means the length of time that the normal operating environment of the data center according to the Service Order should be reached but is not actually reached.
1.20“Environmental Failure Period”: means the period that Hosted Server cannot work properly not due to its own failure, the reasons for which include, but not limited to, the following:
(1)Unavailability of electricity, including the failure of the Hosted Server to work properly resulted from the interruption of power supply, damage of power equipment and maintenance of power equipment;
(2)Unavailability of network, including the failure of the Hosted Server to work properly resulted from the network connection interruption, network equipment damage and network equipment maintenance;
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(3)Unavailability of data center, including the failure of the Hosted Server to work properly resulted from the damage and maintenance of the infrastructure such as factory buildings and racks in the data center.
1.21“Average Environmental Failure Period”: means the sum of the Environmental Failure Period of all the Hosted Servers divided by the amount of the Hosted Servers.
1.22“Data Center Information Memorandum”: means the memorandum submitted by Party B to Party A for the record, which includes basic information such as power, network and compliance of the data center, the form of which attached hereto as Annex 1.
1.23“Service Order(s)”: means the service orders signed separately by the Parties on specific cooperation projects and business terms, the form of which attached hereto as Annex 2.
2.Service Content
The services provided by Party B to Party A includes Hosting Services, Operation Services and Maintenance Services, types of which applicable to specific projects shall be agreed on by the Parties in the Service Order.
3.Rights and Obligations of Party A
1.1Parties will mutually agree on the type of the Hosted Server. [NTD to ensure the model is compatible in terms of electrical input, environmental requirements, meeting electrical codes, form factor fit, etc]
1.2Party A shall have the right to send personnel to the data center to monitor the operation of Hosted Servers in real time and deploy the monitoring system designated by Party A in the data center to remotely monitor the operation of the Hosted Servers in real time. [NTD need notice, the monitoring system must be approved by APLD (security and network integrity risk), and monitoring system hardware and all other cost to be incurred by Party A]
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1.1Party A shall have the right to carry out environmental inspection and safety audit of the data center after [**], and Party B shall make reasonable commercial efforts to cooperate with Party A.
1.2Party A shall have the right to conduct physical inventory check of the Hosted Servers after [**], and Party B shall make reasonable commercial efforts to cooperate with Party A.
1.3Party A shall pay the Service Fees to Party B pursuant to the Service Orders. If Party A’s payment delay exceeds [**] business days which is not resolved within [**] business days after receiving written notice from Party B, Party B may shut down the Hosted Servers; and if Party A’s payment delay exceeds [**] business days, Party B shall be entitled to remove the Hosted Servers off the rack.
1.4Party A acknowledges that the data center will be participate in the MISO electricity market as a Load Modifying Resource, and that Party B may curtail electricity consumption by up [**] to manage electricity costs and act as a good corporate citizen during times of high network load (example: Polar Vortex)
4.Hosting Services
If Party B provides Hosting Services, Article 4 of this Agreement is applicable.
1.5The hosting obligations of Party B
1.1.1Party B shall make reasonable commercial efforts to provide the data center computer rooms to host Bitcoin ASIC servers under brand Bitmain or Antminer and any other servers which are purchased by Party B and Party B shareholders before the execution date of this Agreement. For avoidance of doubt, no other servers shall be hosted by Party B except the Bitcoin ASIC servers under brand Bitmain or Antminer and those servers owned by Party B and party B shareholders before the execution date hereof. Furthermore, Party A shall have the first refusal right to secure any facility capacity built out by Party B from phase to phase.
1.1.2Party B shall make reasonable commercial efforts to ensure that the data center reaches the normal operating environment, and provides the computer positions, power load and facilities, broadband network and network facilities, security monitoring and other equipment required for the normal operation of the Hosted Servers prior to the arrival of the Hosted Servers (the specific time shall be separately agreed in the Service Order).
1.1.3Party B is responsible for the physical security of the data center and the Hosted Servers, taking standard industry practices to reduce the risk of accidents such as damage, loss, or fire.
1.1.4Party B shall ensure that the power supply, Internet connection and infrastructure of the data center are in compliance with the Service Order and ensure the normal operation of the Hosted Servers.
1.1.5Party B shall guarantee that the data center is not under any ownership disputes and shall submit to Party A one proof of legal occupancy.
1.6Hosting Fees
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Hosting Fees = Power Consumption * Hosting Unit Price
Hosting Unit Price: $[**]
The payment method of the Service Fees shall be agreed on by the Parties in the Service Order.
1.7Hosting abnormal and defaults
1.1.1If the data center fails to reach the normal operation environment according to the time agreed in the Service Order, Party B shall waive Party A’s Hosting Fees as long as the Delayed Time
1.1.2Except in the case of a Force Majeure evets, if Party B is unable to achieve [**]% of the Theoretical Computing Power of equipment installed within [ten (10)] days after receiving written notice from Party A, Party A is entitled to unilaterally terminate the Service Order and get all deposit or remaining hosting fee refunded within [**] working days.
1.1.3Other than for cases of Force Majeure, Party A is entitled to terminate the Service Order if any of the following occurs
(1)the Hosted Servers to be completely downed-energized due to power outages, network outages and other reasons [**] hours or more in one single calendar month;
(2)the occurrence of the following situation reaches [**] times in one single account month: in the event of the shutdown of the Hosted Servers due to unforeseeable and unplanned power outages or network disconnection, Party B fails to notify Party A in writing within [**] after the occurrence of such situation and at the same time fails to ensure that the information is delivered ty Party A contact by other measures;
(3)the occurrence of the loss of Hosted Servers when the Service Order is valid.
1.1.1Except for the termination of the Service Order pursuant to Article 4.3 and Article 7.2 of this Agreement, if one Party unilaterally terminates the Service Order in full or in part in advance, this Party shall compensate the other Party [**] theoretical Hosting Fees of all or part of the Hosted Servers under the Service Order the services for which is terminated in advance.
5.Operation Services
If Party B provides Operation Services, Article 5 of this Agreement is applicable.
1.1The operation obligations of Party B
1.1.1Party B is responsible for the physical server monitoring, server working status monitoring, server working status report, and server on-rack and off-rack and maintenance in relation to the Hosted Servers, excluding batch on-rack when entering and batch off-rack when exiting.
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1.1.2Party B shall configure the Hosted Servers strictly in accordance with Party A’s prior written authorization, including connection to the mining pools and update of the version of the firmware.
1.1.3Party B shall keep monitoring the status of Hosted Servers with the monitoring software in real time, and compile Daily Report on Server Status (the form of which attached hereto as Annex 3) and submit it to Party A according.
1.1.4Party B shall send the Unqualified Hosted Servers to the maintenance spot designated by Party A within [**] after the off-rack of the Unqualified Hosted Servers and the shipping fees shall be borne by Party A.
1.1.5Party B will provide training to on-site technicians at no expense to the level comparable to what is expected from an OEM certified maintenance depot, and provide 24 hour technical support.
1.1Operation Fees
The payment method of the Operation Unit Price and Operation Fees shall be agreed on by the Parties in the Service Order.
Operation Fees = [**], or
Operation Fees = [**]
1.2Liability for Breach
1.1.6Party B shall make reasonable commercial efforts to provide standard Operation Services in accordance with the requirements set forth in the Service Order.
1.1.7If Server is damaged or lost due to Party B, Party B shall compensate Party A according to the market value of Hosted Servers at the time of the accident/incident.
1.1.8If Party B fails to send the Unqualified Hosted Servers to the maintenance spot designated by Party A in accordance with the agreed period stipulated in Article 5.1.4 of this Agreement, Party B shall compensate Party A the theoretical net income for the number of days after [**] business days it took Party B to send the Unqualified Hosted Servers.
6.Maintenance Services
If Party B provides Maintenance Services, Article 6 of this Agreement is applicable.
1.1Maintenance Fees
Party A shall pay Maintenance Fees to Party B. The Maintenance Unit Price shall be agreed on by the Parties in the Service Order.
1.2Liability for Breach
If Party B fails to repair the failed Hosted Servers in accordance with the maintenance capability agreed in the in the Service Order, Party B shall compensate Party A [**]% of the theoretical net income of the failed Hosted
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Servers for the period the repair exceed the standard agreed to, provided Party A provided all technical support needed and the spare parts were available on site.
7.Termination of this Agreement and the Service Order
1.3This Agreement shall be terminated if any of the following circumstances occurs:
(1)The Parties agree in writing to terminate this Agreement;
(2)In case of either Party going through bankruptcy, reorganization, cancellation, revocation of the business license, withdrawal or merger, or dissolution, this Agreement is terminated when the counterparty sends a written notice of termination of this Agreement to the other Party;
(3)In case of either Party fails to perform the contractual obligations resulting in the substantial inability to perform this Agreement, this Agreement is terminated when the counterparty sends a written notice of termination of this Agreement to the other Party;
(4)In the event that either Party may unilaterally terminate this Agreement pursuant to this Agreement, this Agreement is terminated when the Party entitled to terminate this Agreement delivers the notice of termination to the other Party and the default has not been cured within (5) business days from the time the notice is delivered.
1.4The Service Order is terminated if any of the following circumstances occurs:
(1)When this Agreement is terminated, the Service Orders under this Agreement terminate immediately;
(2)The Parties agree in writing to terminate the Service Order in advance;
(3)In the event that either Party may unilaterally terminate the Service Order pursuant to this Agreement or the Service Order, the Service Order is terminated when the Party entitled to terminate the Service Order delivers the notice of termination to the other Party and the default has not been cured within [**] business days from the time the notice is delivered.
8.Confidentiality Clause
1.1The content of this Agreement and any information that belongs to but not disclosed by the other Party in the course of signing or performing this Agreement through public channels are confidential information under this Agreement; without prior written consent of the Party who is entitled to disclose the confidential information, the Party who obtains the confidential information shall not give such confidential information to any third party, nor shall the Party who obtains the confidential information uses it for purposes other than those stipulated in this Agreement.
1.2If either Party violates this confidentiality clause, the defaulting Party shall compensate the other Party for all losses caused thereby, and the other Party is entitled to terminate this Agreement.
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1.3This Article 8 shall survive termination of this Agreement until the relevant confidential information enters the public domain through legal channels.
9.Anti-Commercial Bribery
1.1Under this Agreement, Party B and its staff shall not engage in any commercial bribery, i.e. the act of giving Party A’s staff properties or other benefits in order to obtain Party A’s immediate or future Service Orders or to form any other commercial cooperation relationship.
1.2Property stipulated in Article 9.1 refers to cash and physical objects, including, but not limited to, money, gifts, negotiable securities (including bonds and stocks), physical objects (including all kinds of high-end household goods, luxury consumer goods, handicrafts and collections, as well as housing, vehicles and other commodities), or property paid to Party A’s staff in the form of reimbursement for various fees. Other interests stipulated in Article 9.1 include, but not limited to, property interests such as tourism, entertainment preferences, debt relief, loan and guarantee, and non-property interests such as schooling, honor, special treatment, and introducing relatives and friends to work with Party B.
1.3The way in which Party B provides property and other interests mentioned in Article 9.1 includes giving to Party A’s staff on Party B’s own initiative, and giving passively after Party A’s staff members explicitly or implicitly express such needs.
1.4If Party A’s staff requests Party B to give any form of improper interests, Party B shall provide relevant evidence to Party A in time and cooperate with the investigation of relevant staff as Party A requires.
10.Governing Law and Dispute Resolution
1.4The formation, validity, interpretation, performance and dispute resolution if this Agreement shall be governed by the laws of [Hong Kong].
1.5If any provision of this Agreement is determined to be null and void or unenforceable under the applicable existing law, all other provisions of this Agreement shall remain in force. In such cases, both Parties shall reach an agreement and sign a supplementary effective agreement to replace such null and void or unenforceable agreement, and the effective agreement shall be as close as possible to the spirit and purpose of the original agreement and this Agreement.
1.6Understanding and interpretation of this Agreement shall be based on the purpose of this Agreement and the original meaning of the context and prevailing understanding and practice in the industry, and provisions of this Agreement and relevant annexes shall be understood and interpreted as a whole.
Disputes arising from signing or performance of this Agreement shall be settled through friendly negotiation between the Parties. In the event the Parties are unable to settle a dispute between them regarding this Agreement, such dispute shall be referred to and finally settled in binding arbitration in accordance with the provisions of [Hong Kong International Arbitration Center] which shall appoint the chairman of the arbitration tribunal. Any arbitration shall take place in [Hong
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Kong] unless otherwise agreed by both Parties, and the language of the arbitration shall be [English].
11.Miscellaneous
1.3Any notice given by one party to the counterparty under this Agreement shall be delivered in writing (including via e-mail, fax, etc.) to the address of the counterparty listed at the beginning of this Agreement. If one party intends to change contact information, it shall notify the counterparty in writing. The change of the contact information shall become effective as soon as the notification is served on the counterparty.
1.4Upon mutual agreement and signing of supplementary agreements, both Parties may amend, alter or terminate this Agreement in advance.
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1.1This Agreement shall become effective on the date when the Parties execute and seal this Contract. After this Agreement is executed, the scanned copies, copies, faxes, etc. shall have the same legal effect as the original. This Agreement is in duplicate, with each party holding one copy, with the same legal effect.
1.2The annex to this Agreement is an integral part of this Agreement with the same legal effect as this Agreement.
12.Indemnification
1.3Party A shall indemnify, hold harmless and defend Party B, its subsidiaries, employees, agents, directors, owners, executives, representatives, and subcontractors from any and all third-party liability, claim, judgment, loss, cost, expense or damage, including attorneys’ fees and legal expenses, arising out of or relating to the Services, or any injuries or damages sustained by any person or property due to any direct or indirect act, omission, gross negligence or willful misconduct of Party A, its agents, representatives, employees, contractors and their employees and subcontractors and their employees, including due to a breach of this Agreement by Party A. Party A shall not enter into any settlement or resolution with a third party under this section without Party B’s prior written consent, which shall not be unreasonably withheld.
[The remainder of this page is intentionally left blank for signature]
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For and on behalf of Party A /s/ Zahn Ketaun Authorized Signature Name: ZAHN Ketuan Title: CEO	For and on behalf of Party B /s/ Wesley Cummins Authorized Signature Name: Wesley Cummins Title: CEO

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Annex 1: Data Center Information Memorandum
No. of the Memorandum: [*]
Submitted by: [*]
Submission Date: [*]
The information contained in this memorandum is effective until [*].
1.Basic Information of the Data Center
Location: Jamestown, North Dakota, USA
Land area: [*]
Building area: [*]
Construction: [*]
Computer positions can be provided: [**]
Heat dissipation: [water curtain, air cooling]
Maximum temperature at the location of the data center is [*], minimum temperature is [*], average temperature is [*]
Maximum temperature of the server air inlet is [*], minimum temperature is [*], average temperature is [*]
Humidity: [*]%
Air Pressure: [*] Kpa
2.Basic Information of the Power
Power type: [Thermal Power]
Annual electricity price (estimated time percentage of abundant, dry and flat period should be marked by installments): [5:5:2]
Usable total load: [10k]
3.Basic Information of the Internet
Note: multiple operators are required to access.
Internet operator: [*]
Internet bandwidth: [*]
4.Compliance of the Data Center
Project approval documents: [Yes]
Power supply agreements: [Yes]
Land license/leasing agreement: [Yes]
Description of the submitting party and beneficiary owner: [Yes]
5.Services Available
Hosting Services
Operation Services
Operation personnel status: [*]
Operation equipment status (need to declare if there is monitoring): [*]
Maintenance Services
Maintenance capability: (daily repair [*] sets/only capable of replacing the fan power/no maintenance capability)
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6.Service Fees
1.1Hosting Fees
Normal Hosting Unit Price: $[**]
Lowest Hosting Unit Price: $[**]
Invoice type: [*] tax compliant invoice.
Payment method: pay in advance
Description:
a. To ensure the competitiveness of Party B and to add the possibility that the services of Party B will be used by Party A, the Service Fees shall be in line with the current market mainstream price, and the Lowest Hosting Unit Price shall be the cost electricity price or be close to the cost electricity price.
b. The price here is tax-exclusive. Tax in the form of VAT will be added to the invoice. This rate is subject to change depending upon changes in state and local tax legislation.
c. If the price is different in different time periods (including in different months and in different time periods of the same day), please specify separately.
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